Exhibit 10.10(c)
ManpowerGroup Inc.
Compensation for Non-Employee Directors
(Amended and Restated Effective January 1, 2016)

Cash compensation

•	Annual cash retainer: $95,000 per year

•	Fee structure for annual retainer for committee chairs and lead director:

•	$15,000 Annual retainer for services as chair of the nominating and governance committee

•	$20,000 per year for services as chair of the audit or executive compensation and human resources committee

•	$25,000 annual retainer for service as lead director

•	$30,000 annual retainer in the case where the lead director also serves as chair of one of the committees

•	The annual cash retainer and additional cash retainer for committee chairs and lead director will be paid quarterly in arrears within two weeks following the last day of each calendar quarter.

Election to Receive Deferred Stock in Lieu of Cash Retainer

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In lieu of the annual cash retainer and additional cash retainer for committee chairs and lead director, outside directors may elect to receive Deferred Stock under the Company’s 2011 Equity Incentive Plan (the “Plan”). The election may cover 50%, 75% or 100% of the annual cash retainer payable to the director for the period covered by the election.

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The election must be made prior to the beginning of the election period to which the annual cash retainer relates. The election period begins on January 1 of each year and ends on December 31 of that year or, if a director ceases to be a member of the Board of Directors during the year, the date of such cessation. For new non‑employee directors, the election period begins on the date of the director’s appointment to the Board of Directors and the election must be made within ten business days after the date of such appointment. Any such election by a new director will only apply to the portion of the retainer earned after the election is made. The grant of Deferred Stock pursuant to any such election will be effective on the first day following the end of the election period to which the election applies.

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The number of shares of Deferred Stock granted to the director will be equal to the amount of the annual cash retainer to which the election applies, divided by the average of the closing prices of the stock on the last trading day of each full or partial calendar quarter included within the election period.

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Shares of common stock represented by such Deferred Stock held by a director will be distributed to the director on the earlier of the third anniversary of the date of grant or within 30 days after the date the director ceases to be a member of the Board of Directors. However, the director will have the right to extend the deferral period by at least five years, and thereafter to extend any previously extended deferral period by at least five more years, provided in each case this election to extend is made at least twelve months before the last day of the then current deferral period. Furthermore, in the event the shares would be distributed outside of a trading window under the Company’s securities trading policy, the Company may defer distribution of the shares until the beginning of the next trading window.

Annual Grant of Deferred Stock or Restricted Stock

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In addition to the cash compensation (or elective Deferred Stock), non‑employee directors each will receive an annual grant of Deferred Stock under the Plan. The grant will be effective on the first day of each year, and the number of shares granted will equal $140,000 divided by the closing sale price of a share of the Company’s common stock on the last business day of the preceding year. Such Deferred Stock will vest in equal quarterly installments on the last day of each calendar quarter during the year.

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Shares of common stock represented by vested Deferred Stock held by a director will be distributed to the director on the earlier of the third anniversary of the effective date of grant or within 30 days after the date the director ceases to be a member of the Board of Directors. However, the director will have the right to extend the year deferral period by at least five years, and thereafter to extend any previously extended deferral period by at least five more years, provided in each case this election to extend is made at least twelve months before the last day of the then current deferral period. Furthermore, in the event the shares would be distributed outside of a trading window under the Company’s securities trading policy, the Company may defer distribution of the shares until the beginning of the next trading window.

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Instead of receiving this grant of Deferred Stock, non‑employee directors will have the right to elect to receive the same number of shares of Restricted Stock under the Plan. Like the Deferred Stock, any such grant will be effective on the first day of the year and will vest in equal quarterly installments on the last day of each calendar quarter during the year. Any such election will be effective only if made on or before December 31 of the preceding year.

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A new non‑employee director will receive a grant of Deferred Stock effective the date the director is appointed to the Board. The grant will be for a number of shares of Deferred Stock equal to $140,000 prorated for the period beginning on the date of the director’s appointment and ending on December 31 of that year, divided by the closing sale price of a share of the Company’s common stock on the last trading day immediately prior to the effective date of grant. Such Deferred Stock will vest in prorated installments on the last day of each calendar quarter occurring after the date of grant. Instead of receiving this grant of Deferred Stock, the new non‑employee director will have the right to elect to receive the same number of shares of Restricted Stock under the Plan, with a vesting schedule the same as the Deferred Stock the director would otherwise have received. Any such election will be effective only if made within ten business days after the date of such appointment and will only apply to that portion of the shares earned in the first full calendar quarter after the election is made by the director and subsequent calendar quarters during the same year. If such an election is made by a director, he or she will receive a grant of Deferred Stock for that portion of the shares earned between the date the director is appointed to the Board and the last day of the calendar quarter in which the election is made.

Dividends on Deferred Stock

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Directors holding Deferred Stock will be granted an additional number of shares of Deferred Stock on the first day of each calendar year attributable to dividends paid by the Company during the prior year. The number of shares of Deferred Stock granted will equal (i) the amount of dividends the director would have received during the prior calendar year if Deferred Stock held by the director had been outstanding common stock, (ii) divided by the average closing prices of the stock on the last trading day of each calendar quarter during the year (or shorter period for a director whose membership on the Board ceases during the year).

Stock Ownership Guidelines

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Non-employee directors are expected to own shares equal in value to five times the annual cash retainer ($90,000 at January 1, 2015, for a total guideline of $450,000) divided by the closing price of the Company’s common stock on December 31, 2014 for directors in office as of January 1, 2015. For any non-employee director appointed after January 1, 2015 the total guideline is five times the annual cash retainer divided by the closing price of the Company’s common stock on the last business day of the month during which the director was or is first appointed to the Board of Directors.

•	Non‑employee directors have three years to attain this guideline from January 1, 2015, or for new non‑employee directors, four years from the date of the director’s appointment to the Board.

•	For this purpose, ownership includes Deferred Stock and Restricted Stock but only to the extent vested, and does not include unexercised stock options.